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                                                                     Exhibit 3.4

               CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                               AND PRIVILEGES OF
                          SERIES A PREFERRED STOCK OF
                                 PEOPLEPC INC.

     The undersigned, Nick Grouf and Mark Bertelsen, do hereby certify:

1. That they are the duly elected and acting President and Secretary, respectively, of PeoplePC Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL").

2. That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by its Amended and Restated Certificate of Incorporation (the "Certificate") and pursuant to the provisions of Section 151 of the DGCL, the said Board of Directors, at a duly called meeting held on February 2, 2001, adopted the following resolution creating a series of 32,628,060 shares of Preferred Stock having a par value of $0.0001 per share, designated as series A preferred stock (the "series A preferred stock"):

     RESOLVED, that pursuant to the authority vested in the Board of Directors by Section Fourth of the Certificate, and Section 151(g) of the DGCL, the Board of Directors does hereby create, from the authorized shares of Preferred Stock of the Corporation, par value $0.0001 per share (the "Preferred Stock"), a series of Preferred Stock and does hereby fix and herein state and express the designations, voting powers, preferences and relative, participating and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

     1.  Designation and Amount.  The shares of such series of Preferred Stock
         ----------------------
shall be designated as "series A preferred stock", and the number of shares constituting such series shall be 32,628,060.

     2.  Liquidation Preference.
         ----------------------

         (a)  Preferred Preference.  In the event that the Stockholder Approval
              --------------------
(as defined below) has not occurred on or prior to June 30, 2001, the holders of the series A preferred stock shall be entitled to receive upon a Liquidation Event (as defined below) prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations or splits occurring after the date of filing of this Certificate of Designation). If upon the occurrence of such event, the assets and funds thus distributed among the holders of series A preferred stock shall be insufficient to permit the payment to such holders of the full Original Issue Price, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of series A preferred stock. After the distributions described in this Section 2(a) have been paid, all of the remaining
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Corporation available for distribution shall be distributed among the holders of
Common Stock pro rata based on the number of shares of Common Stock held by each stockholder.

         (b)  Definitions.
              -----------

              (i) "Liquidation Event" shall mean any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary.

              (ii) "Stockholder Approval" shall mean the approval by holders of at least a majority of the votes cast, in person or by proxy, at any meeting of the stockholders of the Corporation or by any other vote or consent (including by written consent), of the issuance of the number of shares of Common Stock issuable upon the exercise of the Primary Put Option and the Secondary Put Option.

              (iii) "Original Issue Price" shall be deemed to be the price per share in dollars determined by dividing (x) the Secondary Put Conversion Value, in the event the Primary Put Option or the Secondary Put Option has been exercised in full prior to the Liquidation Event, or the Aggregate Partial Exercise Value, in the event of any partial exercise or partial exercises of the Secondary Put Option prior to the Liquidation Event, by (y) the total number of shares of series A preferred stock issued upon exercise or any series of exercises, as applicable, of the Primary Put Option or the Secondary Put Option, as the case may be, as of the Liquidation Event.

              (iv) "Primary Put Option", "Secondary Put Option", "Secondary Put Conversion Value" and "Aggregate Partial Exercise Value" shall have the meanings given to these terms in the binding Memorandum of Agreement, dated February 16, 2001, by and among PeoplePC Inc., PeoplePC Europe N.V., Softbank Technology Ventures IV L.P., Softbank Technology Advisors Fund L.P., @viso Limited, SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP.

     3.  Non-Voting Stock.  The series A preferred stock shall be non-voting
         ----------------
stock, except as specifically provided herein.

     4.  Conversion.
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         (a)  Automatic Conversion.  Each share of series A preferred stock
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shall be automatically converted into shares of Common Stock at the then effective Conversion Rate (as defined below)on the date of the Stockholder Approval.

         (b)  Conversion Rate.  The "Conversion Rate" shall be one share of
              ---------------
Common Stock for each share of series A preferred stock, subject to adjustment pursuant to Section 4(e).

         (c)  Mechanics of Conversion.  As soon as practicable following an
              -----------------------
automatic conversion pursuant to Section 4(a), each holder of Series A Preferred Stock shall surrender the certificate(s) therefor at the office of the Corporation or of any transfer agent for the series A preferred stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of series A preferred stock certificate(s) for the number of shares of Common

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Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately upon the Stockholder Approval referred to in Section 2(b) hereof and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d)  Fractional Shares.  In lieu of any fractional shares to which the
              -----------------
holder of series A preferred stock would otherwise be entitled, the Corporation
(i) may pay cash equal to such fraction multiplied by the fair market value of one share of series A preferred stock as determined in good faith by the Board of Directors or (ii) may round fractional shares up to the next whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock held by each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (e)  Adjustment of Conversion Rate.  The Conversion Rate shall be
              -----------------------------
subject to adjustment from time to time as follows:

              (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock without a corresponding adjustment to the series A preferred stock or Conversion Rate, then, on the date such payment is made or such change is effective, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of any shares of series A preferred stock shall be increased in proportion to such increase in outstanding shares.

              (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock without a corresponding adjustment to the Series A Preferred Stock or the Conversion Rate, then, on the effective date of such combination, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

     5.  Automatic Conversion Upon Merger.  In case of any consolidation of the
         --------------------------------
Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any sale or transfer of all or substantially all of the assets of the Corporation ( a "Merger"), the series A preferred stock shall automatically convert upon the effective date of such Merger into the kind and amount of securities, cash and other property receivable upon such Merger by a holder of the number of shares of Common Stock of the Corporation into which the series A preferred stock might have been converted according to the Conversion Rate immediately prior to the effective date of such Merger.

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     6.  Tender Offer Right.
         ------------------

         (a) In the event any party completes a tender offer to purchase shares of the Common Stock of the Corporation and such tender offer does not include the series A preferred stock, the Corporation shall, as soon as practicable offer to purchase the number of shares of series A preferred stock equal to the total number of outstanding shares of series A preferred stock as of the close of the tender offer multiplied by the Percentage (as defined below) at a price equal to the Purchase Price (as defined below). The "Percentage" shall be equal to the maximum percentage of the shares of outstanding Common Stock offered to be purchased in the tender offer. In connection with such offer to the holders of the series A preferred stock, the Company shall comply with Rule 13e-4 under the Securities Act of 1934, as amended, to the extent applicable.

         (b) The price to be offered by the Corporation pursuant to Section 6(a) for each share of series A preferred stock shall be the price paid for shares of Common Stock in the tender offer (the "Purchase Price"). If such tender offer involves an exchange offer, the Purchase Price shall be determined by reference to the market value of the securities offered, or, if not publicly traded, then by an independent investment banker selected by the holders of series A preferred stock and reasonably acceptable to the Corporation. In the event such tender offer is made in connection with a negotiated acquisition of the Corporation, the Corporation shall use its best efforts to cause such tender offer to be extended to shares of series A preferred stock on the same terms and conditions.

         (c) The purchase pursuant to Section 6(a) shall be made from any source of funds legally available therefor. In the event insufficient funds are legally available to redeem all shares of series A preferred stock entitled and electing to be redeemed pursuant to Section 6(a), the Corporation shall effect such redemption pro rata among the holders of the series A preferred stock based on the number of shares of series A preferred stock then held by each holder, and electing to be redeemed.

     7.  Protective Provisions.  So long as the series A preferred stock remains
         ---------------------
outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of series A preferred stock, voting separately as a class:

         (a) amend, alter, repeal, or change (including by merger or consolidation or share exchange) the rights, preferences or privileges of the series A preferred stock, as provided herein or in the Certificate;

         (b) increase or decrease the total number of authorized shares of series A preferred stock;

         (c) take any action that would result in the issuance of shares of series A preferred stock (or securities convertible into or exercisable for series A preferred stock) to any person other than @viso Limited; or

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         (d)  authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock.

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     IN WITNESS WHEREOF, PeoplePC Inc. has caused this Certificate to be duly executed by its President and by its Secretary on this 26th day of February
2001.

                                    PEOPLEPC INC.

                                    By: /s/ Nick Grouf
                                       ----------------------------------------
                                       Nick Grouf
                                       President


                                    By: /s/ Mark Bertelsen
                                       ----------------------------------------
                                       Mark Bertelsen
                                       Secretary